CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Currency-Linked Securities due 2011	$420,000	$29.95

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 263
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated December 18, 2009
Rule 424(b)(2)

$420,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Buffered Currency-Linked Securities due December 28, 2011
Based on the Performance of the U.S. dollar/Japanese yen Exchange Rate
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive for each $1,000 security that you hold an amount in cash based upon the U.S. dollar/Japanese yen exchange rate, which we refer to as the exchange rate, expressed as the number of Japanese yen, which we refer to as yen, per one U.S. dollar, which we refer to as the dollar, as determined on the valuation date.  The payment at maturity will be (i) greater than $1,000 per security if the dollar strengthens relative to the yen, (ii) equal to $1,000 per security if the dollar remains unchanged or weakens relative to the yen such that the currency performance value is greater than or equal to -10%, as described below, and (iii) less than $1,000 per security, and possibly zero, if the dollar weakens relative to the yen such that the currency performance value is less than -10%.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and issue price of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, for each $1,000 stated principal amount of securities that you hold:
º
If the dollar has strengthened relative to the yen, which means the final exchange rate is greater than the initial exchange rate such that the currency performance value is positive, you will receive a payment equal to $1,000 plus the leveraged upside payment, subject to the maximum payment at maturity.

➢	The leveraged upside payment will be equal to (i) $1,000 times (ii) the currency performance value times (iii) 145%, which we refer to as the leverage factor.
➢
➢	The maximum payment at maturity is $1,217.50 per security, or 121.75% of the stated principal amount.
º
If the dollar remains unchanged or has weakened relative to the yen such that the currency performance value is less than or equal to zero but greater than or equal to -10%, you will receive a payment at maturity equal to $1,000.

º
If the dollar has weakened relative to the yen such that the currency performance value is less than -10%, you will receive a payment equal to:
$1,000 + [$1,000 x (currency performance value + buffer amount) x downside factor]. This amount will be less than the stated principal amount of $1,000 and could be zero.  There is no minimum payment at maturity on the securities.

➢	The buffer amount is 10%.
➢	The downside factor is 1.1111.
º	The initial exchange rate is 90.765, which is the exchange rate on the day we priced the securities for initial sale to the public, which we refer to as the pricing date.
º	The final exchange rate will equal the exchange rate on December 19, 2011, which we refer to as the valuation date.
º	For more information regarding currency exchange rates, see “How Does the Dollar/Yen Exchange Rate Work?” on PS-8.
•	Investing in the securities is not equivalent to investing in or taking a direct short position with respect to the yen.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617482JS4.
•	The ISIN number for the securities is US617482JS49.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-9.

PRICE $1,000 PER SECURITY

	Price to Public(1)	Agents’ Commissions(2)	Proceeds to Issuer
Per security	$1,000	$15	$985
Total	$420,000	$6,300	$413,700

(1)
Certain fiduciary accounts will pay a purchase price of $985 per security, and the placement agents with respect to sales made to such accounts will forgo any fees.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

(2)
J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. will act as placement agents for the securities.  The placement agents will forgo fees for sales to fiduciary accounts.  The total fees represent the amount that the placement agents will receive from sales to accounts other than such fiduciary accounts.  The placement agents will receive a fee from Morgan Stanley or one of our affiliates that will not exceed $15 per security.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
JPMorgan
Placement Agent

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the agents or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agents and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities at maturity is linked to the U.S. dollar/Japanese yen exchange rate, which we refer to as the exchange rate, expressed as the number of Japanese yen per one U.S. dollar, as determined on the valuation date.  We may not redeem the securities prior to maturity. All payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering Buffered Currency-Linked Securities due December 28, 2011, Based on the Performance of the U.S. dollar/Japanese yen Exchange Rate, which we refer to as the securities.  The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agents’ commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity.  If the U.S. dollar, which we refer to as the dollar, weakens relative to the Japanese yen, which we refer to as the yen, such that the currency performance value (as defined below) is less than -10%, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount by an amount proportionate to the decline in the currency performance value below that level times the downside factor of 1.1111.  The initial exchange rate is 90.765, which is the exchange rate on the day we priced the securities for initial sale to the public, which we refer to as the pricing date.  The final exchange rate will be the exchange rate on December 19, 2011, which we refer to as the valuation date, subject to adjustment if such date is not a currency business day.

Payment at maturity based on the dollar/yen exchange rate
Unlike ordinary debt securities, the securities do not pay interest.  Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the performance of the U.S. dollar relative to the Japanese yen, determined as follows:

•  If the U.S. dollar has strengthened relative to the yen, which means the final exchange rate is greater than the initial exchange rate such that the currency performance value is positive, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + leveraged upside payment, subject to the maximum payment at maturity of $1,217.50 per security.

where,

leveraged upside payment    =      $1,000  x  currency performance value   x   leverage factor

and where

and

leverage factor = 145%

•  If the dollar has remained unchanged or has weakened relative to the yen such that the currency performance value is less than or equal to zero but greater than or equal to -10%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000.

•  If the dollar has weakened relative to the yen such that the currency performance value is less than - 10%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to the following formula:

$1,000 + [$1,000 x (currency performance value + buffer amount) x downside factor]

where,

buffer amount = 10%

and

downside factor = 1.1111.

This amount will be less than the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the securities.

Beginning on PS-6, we have provided a table and a graph under the caption “Hypothetical Payouts on the Securities at Maturity,” which illustrate the performance of the securities at maturity over a range of hypothetical currency performance values.  The table and graph do not show every situation that may occur.

On PS-8, we have provided an explanation of how the dollar/yen exchange rate is calculated under the caption “How Does the Dollar/Yen Exchange Rate Work?”.

You can review a table of historical high, low and quarter-end daily exchange rates for each calendar quarter in the period from January 1, 2004 through December 18, 2009, as published by Bloomberg Financial Markets for such periods, and a related graph in this pricing supplement under “Description of Securities—Historical Information.”  The daily exchange rates are expressed as the number of yen per dollar.  You cannot predict the future performance of the yen relative to the dollar based on its historical performance.

MSCS will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley Capital Services Inc., which we refer to as MSCS, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes.  As calculation agent, MSCS has determined the initial exchange rate and will determine the final exchange rate, the currency performance value and the payment to you at maturity, if any.

Where you can find more information on the securities
The securities are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Currency-Linked Notes” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”  The tax and accounting treatment of investments in currency-linked notes such as the securities may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  You should consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or call us at (800) 233-1087.

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HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following table and graph illustrate the payment at maturity on the securities for a range of hypothetical currency performance values.  The Leveraged Upside Zone illustrates the leveraging effect of the leverage factor.  The hypothetical returns on the securities set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities. The numbers appearing in the following table, graph and example have been rounded for ease of analysis.  The table and graph are based on the following terms:

Stated principal amount:	$1,000

Hypothetical initial exchange rate:	88

Leverage factor:	145%

Maximum payment at maturity:	$1,217.50

Buffer amount:	10%

Where the dollar strengthens relative to the yen, meaning that the final exchange rate is greater than the initial exchange rate such that the currency performance value is positive, the payment at maturity on the securities reflected in the table and graph below is greater than the $1,000 stated principal amount per security.  Where the dollar remains unchanged or weakens relative to the yen such that the currency performance value is less than or equal to zero but greater than or equal to -10%, the payment at maturity on the securities reflected in the table and graph below is the $1,000 stated principal amount per security.  Where the dollar weakens relative to the yen such that the currency performance value is less than -10%, the payment at maturity on the securities reflected in the table and graph below is less than the $1,000 stated principal amount per security.

Initial Exchange Rate	Final Exchange Rate	Currency Performance Value	Payment at Maturity	Return on Securities
88	110.0000	20%	$1,217.50	21.75%
88	103.5294	15%	$1,217.50	21.75%
88	97.7778	10%	$1,145.00	14.50%
88	92.6316	5%	$1,072.50	7.25%
88	90.7216	3%	$1,043.50	4.35%
88	88.0000	0%	$1,000.00	0.00%
88	85.4369	-3%	$1,000.00	0.00%
88	83.8095	-5%	$1,000.00	0.00%
88	82.2430	-7%	$1,000.00	0.00%
88	80.0000	-10%	$1,000.00	0.00%
88	73.3333	-20%	$888.89	-11.11%
88	67.6923	-30%	$777.78	-22.22%
88	62.8571	-40%	$666.67	-33.33%
88	58.6667	-50%	$555.56	-44.44%
88	55.0000	-60%	$444.45	-55.56%
88	51.7647	-70%	$333.34	-66.67%
88	48.8889	-80%	$222.23	-77.78%
88	46.3158	-90%	$111.12	-88.89%
88	44.0000	-100%	$0.00	-100.00%

Direct Exposure to Dollar/Yen Exchange Rate (Bullish dollar/Bearish yen)
The Securities
$1,217.50 Maximum Payment at Maturity
Leveraged Upside Zone
$1,000 Stated Principal Amount
Buffer Zone
Payment at Maturity on the Securities
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
-100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50% 60%
15% 21.75%
Currency Performance Value

As an example, assuming the hypothetical initial exchange rate above of 88, if the dollar appreciates relative to the yen and the final exchange rate is 97.7778, resulting in a currency performance value of 10%, you will receive a payment at maturity equal to $1,145, which is equal to the $1,000 stated principal amount of securities plus a leveraged upside payment of $145.  With the leverage factor of 145%, you will receive the maximum payment at maturity of $1,217.50 at a currency performance value of 15%.

HOW DOES THE DOLLAR/YEN EXCHANGE RATE WORK?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

The dollar/yen exchange rate is expressed as the number of units of Japanese yen per one U.S. dollar.  As a result, an increase in the exchange rate means that the Japanese yen has depreciated / weakened relative to the U.S. dollar.  This means that it takes more Japanese yen to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) Japanese yen can purchase fewer U.S. dollars on the valuation date than it did on the pricing date.  In the example below, the Japanese yen has weakened relative to the U.S. dollar by 10%:

Pricing Date (# JPY / 1 USD)	Valuation Date (# JPY / 1 USD)
90.0000	100.0000

Conversely, a decrease in the exchange rate means that the Japanese yen has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer Japanese yen to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) Japanese yen can purchase more U.S. dollars on the valuation date than it did on the pricing date.  In the example below, the Japanese yen has strengthened relative to the U.S. dollar by 10%:

Pricing Date (# JPY / 1 USD)	Valuation Date (# JPY / 1 USD)
90.0000	81.8181

The actual dollar/yen exchange rates on the pricing date and valuation date will vary from those used in the examples above.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay interest or guarantee the return of any principal at maturity.  The return on the securities is limited by the maximum payment at maturity.  This section describes the most significant risks relating to the securities.

The securities do not pay interest and provide for no minimum payment at maturity
The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the dollar weakens relative to the yen such that the currency performance value (as defined below) is less than -10%, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount by an amount proportionate to the decline in the currency performance value below -10% times the downside factor of 1.1111.  For dollar investors, an investment in the securities increases the investor’s exposure to the dollar relative to the yen.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “Hypothetical Payouts on the Securities at Maturity” on PS–6.

Your return on the securities is limited by the maximum payment at maturity
The appreciation potential of the securities is limited by the maximum payment at maturity of $1,217.50 per security, or 121.75% of the stated principal amount.  Although the leverage factor provides 145% exposure to any positive currency performance value, because the payment at maturity will be limited to the maximum payment at maturity, a currency performance value greater than 15% will not increase the return on the securities.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the securities
Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore investors are subject to Morgan Stanley’s credit risk and to changes in the market's view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The securities are subject to currency exchange risk
Fluctuations in the exchange rate between the yen and the dollar will affect the value of the securities.  The exchange rate between the yen and the dollar is the result of the supply of, and the demand for, the yen and the dollar.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Japan and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

• existing and expected rates of inflation;

• existing and expected interest rate levels;

• the balance of payments; and

• the extent of governmental surpluses or deficits in Japan and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by Japan and the United States and other countries that are important to international trade and finance.

The currency exposure achieved by the securities is limited to a single currency and therefore exposes you to significant non-diversified currency risk
The securities are linked to the performance of a single underlying currency, the Japanese yen, and therefore are subject to the risk of significant adverse fluctuations in the performance of the Japanese yen relative to the U.S. dollar. By offering these securities, we are not expressing a view as to whether the Japanese yen will appreciate or depreciate against the U.S. dollar and we or our affiliates may release research or recommendations that are inconsistent with purchasing or holding the securities. The securities do not provide diversified exposure to currencies generally.

Government intervention could materially and adversely affect the value of the securities
Foreign exchange rates can be fixed by sovereign governments or monetary authorities, allowed to float within a range of exchange rates set by governments or monetary authorities, or left to float freely.  Governments, including those of Japan and the United States, may use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Many unpredictable factors will affect the value of the securities
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

• the exchange rate at any time;

• the volatility (frequency and magnitude of changes in value) of the exchange rate;

• interest and yield rates in the U.S. and Japan;

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the yen or currency markets generally and that may affect the final exchange rate;

• the availability of comparable instruments;

• intervention by the governments of Japan and the U.S.;

• the time remaining until the securities mature; and

• any actual or anticipated changes in our credit ratings or credit spreads.

In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the dollar has weakened relative to the yen or if interest rates rise.

You cannot predict the future performance of the dollar/yen exchange rate based on its historical performance.  We cannot guarantee that the dollar will strengthen relative to the yen so that you will receive at maturity an amount in excess of the stated principal amount of the securities.

Even though currencies trade around-the-clock, the securities will not
The interbank market in foreign currencies is a global, around-the-clock market.  The hours of trading for the securities, if any trading market develops, will not conform to the hours during which foreign currencies such as the yen are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the final exchange rate used to calculate the amount payable to you at maturity.  There is no regulatory requirement that those quotations be firm, or that they be revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the securities as well as the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co. as a result of dealer discounts, mark-ups or other transaction costs.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

As calculation agent, MSCS has determined the initial exchange rate and will determine the final exchange rate, the currency performance value and the payment at maturity.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of the exchange rate in the event of the discontinuance of reporting of the exchange rate, may affect any payout to you at maturity.  See the section of this pricing supplement called “Description of Securities—Exchange Rate.”

Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities
MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the securities (and possibly to other instruments linked to the yen and/or the dollar), including trading in futures, forwards and/or options contracts on the yen and/or the dollar as well as in other instruments related to the yen and/or the dollar.  MS & Co. and some of our other subsidiaries also trade the yen and the dollar and other financial instruments related to the yen and the dollar on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to pricing date could have increased the initial exchange rate and, therefore, increased the level at which the exchange rate must be on the valuation date before you would receive a payment at maturity that exceeds the principal amount of the securities.

Additionally, such hedging or trading activities during the term of the securities could potentially affect the exchange rate on the valuation date and, accordingly, the amount of cash, if any, you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Any gain or loss recognized by a U.S. Holder with respect to the securities should be treated as ordinary income or loss, unless an election to treat such gain or loss as capital gain or loss is available and validly made by the U.S. Holder.  In addition, it is possible that a U.S. Holder may be required to “mark-to-market” the securities and recognize gain or loss at the close of each taxable year for which it holds the securities as if the securities were sold for their fair market value on the last day of such taxable year.  Alternatively, the Internal Revenue Service (the “IRS”) could assert that the securities should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 stated principal amount of our Buffered Currency-Linked Securities due December 28, 2011, Based on the Performance of the U.S. dollar/Japanese yen Exchange Rate.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$420,000

Pricing Date	December 18, 2009

Original Issue Date (Settlement Date)	December 28, 2009

Maturity Date	December 28, 2011

Valuation Date	December 19, 2011, subject to adjustment if such date is not a Currency Business Day, as described in the following paragraph.

If December 19, 2011 is not a Currency Business Day, the Valuation Date will be the immediately preceding Currency Business Day.

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP Number	617482JS4

ISIN Number	US617482JS49

Interest Rate	None

Specified Currency	U.S. dollars

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash equal to:

• if the Currency Performance Value is positive, $1,000 plus the Leveraged Upside Payment, subject to the Maximum Payment at Maturity;

• if the Currency Performance Value is less than or equal to zero but greater than or equal to -10%, $1,000; or

•  if the Currency Performance Value is less than -10%, an amount equal to the following formula:

$1,000 + [$1,000 x (Currency Performance Value + Buffer Amount) x Downside Factor]

The Payment at Maturity will not be less than $0.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to the $1,000 Stated Principal

Amount of each Security, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Maximum Payment at Maturity	$1,217.50 per Security

Leveraged Upside Payment	The product of (i) $1,000 and (ii) the Currency Performance Value and (iii) the Leverage Factor, expressed as the following formula:

Leveraged Upside Payment  =     $1,000    x    Currency Performance Value     x     Leverage Factor

Currency Performance Value	The Currency Performance Value is expressed as the following formula:

Leverage Factor	145%

Buffer Amount	10%

Downside Factor	1.1111

Initial Exchange Rate	90.765, the Exchange Rate on the Pricing Date.

Final Exchange Rate	The Exchange Rate on the Valuation Date, as determined by the Calculation Agent.

Exchange Rate
Exchange Rate means, on any Currency Business Day, the rate for conversion of the Japanese yen, which we refer to as the yen, into U.S. dollars (expressed as the number of yen per dollar) as determined by reference to the rate displayed on the WMRSPOT12 Reuters Page on such Currency Business Day, as determined by the Calculation Agent; provided that (i) if no such rate is displayed on such Reuters Page or (ii) the Calculation Agent determines in good faith that the rate so displayed is manifestly incorrect for such day, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of the yen into U.S. dollars determined by at least five independent leading dealers in the yen market, selected by the Calculation Agent (the “Reference Dealers”), taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (x) the difference between the highest and lowest exchange rates determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (y) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent.

Quotes of Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”) or the Calculation Agent or any of our affiliates may be included in the calculation of any mean described above, but only to the extent that any such bid is the highest of the quotes obtained.

If the Japanese yen or U.S. dollar is lawfully eliminated, converted, redenominated or exchanged by the country that issued such currency after the Pricing Date and prior to the Valuation Date, the Calculation Agent, in its sole discretion, shall determine the Final Exchange Rate (or make such adjustment to the Initial Exchange Rate) on the Valuation Date, in accordance with legal requirements and market practice.

Currency Business Day
Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England.

Reuters Page
The display page so designated on the Reuters Monitor Money Rates Service (“Reuters”), as noted under “—Exchange Rate” above, or any other display page that may replace that display page on Reuters and any successor service thereto.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agents	JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. (also called “Placement Agents”).

Calculation Agent	Morgan Stanley Capital Services Inc. (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash, if any, payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Exchange Rate, the Final Exchange Rate, the Currency Performance Value and the Payment at Maturity, if any.  MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Exchange Rate as of the date of such acceleration as the Final Exchange Rate.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount, if any, due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Information
The following table sets forth the published high, low and end-of-quarter daily U.S. dollar/Japanese yen exchange rates for each quarter in the period from January 1, 2004 to December 18, 2009.  The graph following the table sets forth the historical U.S. dollar/Japanese yen exchange rates for the same period.  We obtained the information in the table and graph below from

Bloomberg Financial Markets, without independent verification. We will not use Bloomberg Financial Markets to determine the applicable Exchange Rate.  The historical exchange rates should not be taken as an indication of future performance, and no assurance can be given as to the Exchange Rate on the Valuation Date.  The Exchange Rate may decrease, meaning the yen may strengthen relative to the U.S. dollar so that you may receive a payment at maturity that is less than the Stated Principal Amount of the Securities.  The return on the Securities is linked to the Exchange Rate at maturity, and the Securities do not guarantee the return of any of your principal.

If the dollar weakens relative to the yen such that the Currency Performance Value is less than -10%, you will lose money on your investment.

U.S. dollar/Japanese yen Exchange Rate Historical High, Low and Period-End Exchange Rates January 1, 2004 through December 18, 2009 (expressed as number of yen per dollar)

	High	Low	Period End
2004
First Quarter	112.0400	104.2200	104.2200
Second Quarter	114.5100	103.6800	108.7700
Third Quarter	111.9900	108.1900	110.0500
Fourth Quarter	111.3500	102.0800	102.6300
2005
First Quarter	107.5700	102.0500	107.1500
Second Quarter	110.9200	104.4600	110.9200
Third Quarter	113.5100	109.1600	113.5100
Fourth Quarter	121.0400	113.3000	117.7500
2006
First Quarter	119.0400	114.1500	117.7800
Second Quarter	118.6900	109.7400	114.4400
Third Quarter	118.1800	114.0200	118.1800
Fourth Quarter	119.7800	114.8800	119.0500
2007
First Quarter	121.9400	115.5300	117.8300
Second Quarter	123.8900	117.8600	123.1700
Third Quarter	123.4100	113.3800	114.8100
Fourth Quarter	117.6100	107.4100	111.7500
2008
First Quarter	111.6400	97.3300	99.6900
Second Quarter	108.2200	100.9500	106.2100
Third Quarter	110.5300	104.1800	106.1100
Fourth Quarter	105.7100	87.2400	90.6400
2009
First Quarter	99.1500	88.7500	98.9600
Second Quarter	100.9900	94.4100	96.3600
Third Quarter	97.5700	89.6300	89.7000
Fourth Quarter (through December 18, 2009)	92.1900	86.4100	90.5300

U.S. dollar/Japanese yen Exchange Rate (expressed as number of yen per dollar)

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agents’ commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking short positions in the yen and in futures and options contracts on the yen.  Such activity could have increased the Initial Exchange Rate on the Pricing Date, and therefore effectively have increased the level at which the Final Exchange Rate must be on the Valuation Date before you would receive at maturity a payment that exceeds the Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Valuation Date, by purchasing and selling the yen, futures or options contracts on the yen listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activity will not affect the Exchange Rate and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agents, acting as principals for their own accounts, have agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agents have agreed to act as placement agents for the Securities and will receive a fee from the Issuer that will not exceed $15 per $1,000 Stated Principal Amount.  The Agents propose initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  After the initial offering of the Securities, the Agents may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on December 28, 2009, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.  Under Rule 15c6-

1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agents may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agents must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agents are concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agents may bid for, and purchase, Securities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agents are not required to engage in these activities, and may end any of these activities at any time.

General

No action has been or will be taken by us, the Agents or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

The Agents have each represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agents’ or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

Each Agent and each dealer represents and agrees that it will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will it circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any plan or plan subject to

Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, and subject to the discussion below concerning the potential application of Section 1256 of the Code, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  Subject to the discussion below concerning the potential application of Section 1256 of the Code, a U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.

Character of Gain or Loss.  Because the return on the Securities is “determined by reference to the value” of a foreign currency, any gain or loss recognized on the Securities (including any gain or loss resulting from the possible mark-to-market treatment discussed below) should be ordinary income or loss unless the U.S. Holder makes a valid election under Section 988(a)(1)(B) of the Code before the close of the day on which the U.S. Holder purchases the Securities (the “Section 988 election”) to treat such gain or loss as capital gain or loss.  It is not clear whether the Section 988 election is available for the Securities.  U.S. Holders should consult their tax advisers about the potential application of Section 988 and the Section 988 election.  In addition, a U.S. Holder might be subject to special reporting requirements that apply to foreign currency losses that exceed certain thresholds.

Possible Alternative Tax Treatments of an Investment in the Securities

Although it is unclear whether the Securities are subject to Section 1256 of the Code, the IRS could assert that the Securities are “foreign currency contracts” as defined in Section 1256(g)(2)(A) of the Code.  If Section 1256 were to apply to the Securities, a U.S. Holder would be required to mark-to-market the Securities at the end of each year (i.e., recognize any gain or loss as if the Securities had been sold for their fair market value).  In that case, if the Section 988 election described above were available and validly made by a U.S. Holder, gain or loss recognized by the U.S. Holder on the Securities would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which a U.S. Holder had held the Securities.

In addition, the IRS could seek to treat the Securities as debt instruments for U.S. federal income purposes.  If the IRS were successful in asserting debt treatment, the timing and character of income upon the Securities would be significantly affected.  The risk that buffered securities would be recharacterized for U.S. federal income tax purposes, as debt instruments rather than as an open transaction, is higher than with other non-principal protected currency-linked securities.

Even if the Securities are not treated as debt, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

• a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in a Security.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, if you are a non-U.S. investor, you should consult your tax adviser regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.